Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media Relations Chris Barnes, (972) 673-5539

Investor Relations Heather Catelotti, (972) 673-5869
DR PEPPER SNAPPLE GROUP ANNOUNCES EARLY RESULTS OF CASH TENDER OFFERS FOR ITS 7.45% SENIOR NOTES DUE 2038 AND 6.82% SENIOR NOTES DUE 2018

Plano, TX, June 5, 2017 - Dr Pepper Snapple Group, Inc. (NYSE: DPS) today announced that as of 5:00 p.m., New York City time, on June 2, 2017 (the "Early Tender Date"), $156.911 million in aggregate principal amount of its 7.45% Senior Notes due 2038 (the "2038 Notes") and $62.698 million in aggregate amount of its 6.82% Senior Notes due 2018 (the "2018 Notes" and, together with the 2038 Notes, the "Notes") have been validly tendered and not withdrawn as part of its previously announced May 19, 2017 cash tender offers (the "Tender Offers").

The Tender Offers continue to be subject to certain other conditions specified in DPS' Offer to Purchase, dated May 19, 2017. The Tender Offers will expire at 11:59 p.m., New York City time, on June 16, 2017, unless extended or earlier terminated by DPS, and are subject to (i) a maximum aggregate purchase price (exclusive of accrued interest) in respect of the Notes purchased of $180 million (the "Maximum Tender Amount"), (ii) a maximum aggregate principal amount in respect of 2038 Notes purchased of $125 million (the "2038 Tender Cap") and (iii) the application of the acceptance priority levels set forth in the Offer to Purchase (the "Acceptance Priority Levels"). If the aggregate purchase price of Notes of any series tendered exceeds the Maximum Tender Amount available for application to the Acceptance Priority Level for such series of Notes then, if Notes of such series are accepted for purchase, such Notes will be accepted on a pro rata basis.

Holders of the Notes who validly tendered and did not validly withdraw their Notes at or prior to the Early Tender Date and whose Notes are accepted for purchase will receive the applicable Total Consideration, which includes the early tender premium of $30.00 (the "Early Tender Premium").

Holders of the Notes who validly tender their Notes after the Early Tender Date and whose notes are accepted for purchase will receive the Total Consideration minus the Early Tender Premium.

All holders of the Notes validly tendered and accepted for purchase will also receive accrued and unpaid interest on those Notes from the last interest payment date to, but not including, the applicable settlement date with respect to the Tender Offers.

This press release is for informational purposes only. The Tender Offers are only being conducted pursuant to the terms and subject to the conditions set forth in the Offer to Purchase and the related letter of transmittal and are being made only to such persons and in such jurisdictions as is permitted under applicable law. None of DPS, the Dealer Manager, the Tender Agent, the Information Agent or the Trustee for the Notes is making any recommendation as to whether holders of the Notes should tender their Notes in the Tender Offers.

Morgan Stanley & Co. LLC is the Dealer Manager for the Tender Offers. Questions regarding the Tender Offers may be directed to Morgan Stanley & Co. LLC at (800) 624-1808 (toll-free). D.F. King & Co., Inc. is the Tender and Information Agent for the Tender Offers. Requests for documents regarding the Tender Offers may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for banks and brokers) or (877) 536-1556 (for all others).

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance including earnings estimates, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend" or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under "Risk Factors" in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016, and our other filings with the Securities and Exchange Commission. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.

About Dr Pepper Snapple Group
Dr Pepper Snapple Group (NYSE: DPS) is a leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have seven of the top 10 non-cola soft drinks, and nine of our 10 leading brands are No. 1 or No. 2 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes 7UP, A&W, Bai, Canada Dry, Clamato, Crush, Hawaiian Punch, IBC, Mott's, Mr & Mrs T mixers, Peñafiel, Rose's, Schweppes, Squirt and Sunkist soda. To learn more about our iconic brands and Plano, Texas-based company, please visit www.DrPepperSnapple.com. For our latest news and updates, follow us at www.Facebook.com/DrPepperSnapple or www.Twitter.com/DrPepperSnapple.
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